Exhibit 99.1

P&F INDUSTRIES REPORTS IMPROVED RESULTS FOR THE YEAR ENDED DECEMBER 31, 2015

MELVILLE, N.Y., March 29, 2016 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the year ended December 31, 2015. P&F Industries, Inc. is reporting full year 2015 revenue of $81,702,000, compared to $75,035,000, for the full year 2014. The Company is also reporting that its full year 2015 income after taxes increased $1,464,000, to $3,544,000, from $2,080,000.

The Company’s revenue for the three-month period ended December 31, 2015, was $17,638,000, compared to $17,903,000, for the same period in 2014, while its 2015 fourth quarter income after taxes was $401,000, compared to $230,000, for the same three-month period a year ago.

The Company’s basic and diluted earnings per share are as follows:

	Three Months Ended December 31,		Full Year Ended December 31,
	2015	2014	2015	2014

Basic earnings per share	$0.11	$0.07	$0.98	$0.56

Diluted earnings per share	$0.10	$0.06	$0.94	$0.54

Mr. Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The Tools Segment revenue in 2015 increased nearly $4.2 million over the prior year. A key factor contributing to this success was our decision to expand this group in 2014 with the acquisition of Exhaust Technologies, Inc., Universal Air Tools, Ltd., and certain assets of Air Tool Service Company. Further, P&F was able to improve its net income and earnings per share in both the fourth quarter and the full year 2015, compared to the same periods in 2014. The above was achieved despite the fact that one of the key economic indicators for our Tools segment, oil and gas exploration and extraction, has been for most of 2015, and continues today, to be in the throes of a major world-wide slow-down. Further, we believe that the slow-down may continue into the latter part of 2016.”

Mr. Horowitz continued, “Additionally, Nationwide’s 2015 revenue and income improved over the prior year. As we had previously announced last month, as part of our strategic long-term business strategy of transforming P&F into a more focused air tools and related accessories organization, the decision was made to sell Nationwide. We believe the monetization of the value of Nationwide has provided P&F with initial liquidity to enable us to pursue our strategic acquisition strategy. Further, it also provided liquidity to issue the special, one-time cash dividend of fifty cents per common share, which is scheduled to be paid in April 2016, along with the planned quarterly five cents per common share dividend.”

The following tables provide an analysis of P&F’s revenue for the three and twelve-month periods ended December 31, 2015 and 2014.

Consolidated

	Three months ended December 31,
	2015	2014	Variance	Variance
			$	%
Tools
Florida Pneumatic	$10,090,000	$10,280,000	$(190,000)	(1.8)%
Hy-Tech	3,681,000	4,085,000	(404,000)	(9.9)
Tools Total	13,771,000	14,365,000	(594,000)	(4.1)
Hardware
Hardware Total	3,867,000	3,538,000	329,000	9.3
Consolidated	$17,638,000	$17,903,000	$(265,000)	(1.5)

	Year ended December 31,
	2015	2014	Variance	Variance
			$	%
Tools
Florida Pneumatic	$44,076,000	$40,615,000	$3,461,000	8.5%
Hy-Tech	16,236,000	15,499,000	737,000	4.8
Tools Total	60,312,000	56,114,000	4,198,000	7.5
Hardware
Hardware Total	21,390,000	18,921,000	2,469,000	13.0
Consolidated	$81,702,000	$75,035,000	$6,667,000	8.9

Tools

Florida Pneumatic

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market: retail; Industrial/catalog; and the automotive market. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended December 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$4,865,000	48.2%	$5,188,000	50.5%	$(323,000)	(6.2)%
Automotive	3,682,000	36.5	3,238,000	31.5	444,000	13.7
Industrial/catalog	1,325,000	13.1	1,556,000	15.1	(231,000)	(14.8)
Other	218,000	2.2	298,000	2.9	(80,000)	(26.8)
Total	$10,090,000	100.0%	$10,280,000	100.0%	$(190,000)	(1.8)

	Year Ended December 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$24,217,000	54.9%	$26,464,000	65.2%	$(2,247,000)	(8.5)%
Automotive	12,805,000	29.1	6,515,000	16.0	6,290,000	96.5
Industrial/catalog	6,000,000	13.6	6,220,000	15.3	(220,000)	(3.5)
Other	1,054,000	2.4	1,416,000	3.5	(362,000)	(25.6)
Total	$44,076,000	100.0%	$40,615,000	100.0%	$3,461,000	8.5

The net decline in Florida Pneumatic’s fourth quarter Retail revenue, compared to the same period in the prior year, was due primarily to its decision not to sell certain promotional-type products to Sears in 2015, resulting in a decline in revenue, partially offset by an increase in shipments to The Home Depot (“THD”). Primary factors contributing to the net increase in Florida Pneumatic’s Automotive revenue are new products, expanded domestic and international sales efforts and a slight increase in promotional revenue. Partially offsetting the increase in its AIRCAT products revenue, was a decline in UAT’s revenue. It should be noted that a portion of UAT’s revenue is derived from the sale of pneumatic air tools to customers that operate in the North Sea oil and gas sector, and a result of the weakness in the global oil and gas exploration sector, revenue from this particular portion of UAT’s customer base declined, when comparing the fourth quarter of 2015 to the same period a year ago. We continue to encounter weakness in the Industrial/catalog market, with the decline this quarter compared to the same period a year ago, occurring most notably in the aerospace and oil and gas exploration/production channels. We believe the weakness in oil and gas exploration and extraction may continue into the latter part of 2016. Florida Pneumatic’s Other revenue declined when compared to the same period in 2014, primarily due to weakness in the power generation and oil and gas sectors.

When comparing the full-year 2015 to 2014, the most significant factor contributing to Florida Pneumatic’s overall revenue increase is the result of its two acquisitions made during the third quarter of 2014. As such, its 2015 Automotive revenue improved by nearly $6.3 million, when compared to the prior year. Further, when comparing the third and fourth quarters of 2015 to the same period in 2014, which are comparable time-frames post the acquisitions; revenue improved more than $770,000. As we intend to continue to release new products and continue our efforts to expand into new geographic regions both in the United States and Western Europe, we believe the growth in Automotive revenue should continue in 2016. With respect to Florida Pneumatic’s Retail revenue, as noted earlier, we elected not to sell certain promotional-type products to Sears in 2015, which we did sell to Sears during 2014. This decision was the primary factor in the reduction in full-year 2015 Retail revenue, compared to 2014.  Revenue from THD was essentially flat, when comparing 2015 and 2014, as there was a decrease in promotional type products revenue of $1.4 million, nearly offset by an increase in basic products revenue of $1.3 million. The 3.5% decline in full year Industrial/catalog revenue is due primarily to the down-turn in oil and gas exploration/production channels. Lastly, the decline in Florida Pneumatic’s Other revenue, year-over-year basis was due primarily to on-going weakness in the sectors in which its Berkley pipe cutting products are sold, namely oil and gas and power generation.

The acquisition of UAT, which is located in the United Kingdom, has provided Florida Pneumatic with an opportunity to expand its air tools into Europe. As a result, we expect to begin marketing pneumatic tools into other select countries within the European Union in 2016.

 Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO product line, as well as distributes a complementary line of sockets, which in the aggregate are referred to as (“ATP”).  Hy-Tech Machine products (“Hy-Tech Machine”) are primarily marketed to the mining, construction and industrial manufacturing sectors.

	Three months ended December 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,835,000	77.0%	$3,003,000	73.5%	$(168,000)	(5.6)%
Hy-Tech Machine	312,000	8.5	432,000	10.6	(120,000)	(27.8)
Major customer	475,000	12.9	577,000	14.1	(102,000)	(17.7)
Other	59,000	1.6	73,000	1.8	(14,000)	(19.2)
Total	$3,681,000	100.0%	$4,085,000	100.0%	$(404,000)	(9.9)

	Year Ended December 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$12,124,000	74.7%	$11,133,000	71.8%	$991,000	8.9%
Hy-Tech Machine	1,889,000	11.6	1,560,000	10.1	329,000	21.1
Major customer	1,866,000	11.5	2,519,000	16.2	(653,000)	(25.9)
Other	357,000	2.2	287,000	1.9	70,000	24.4
Total	$16,236,000	100.0%	$15,499,000	100.0%	$737,000	4.8

During the fourth quarter of 2015, Hy-Tech continued to be negatively impacted by weakness in the global oil and gas sector. We believe that the reduced levels of oil and gas exploration and extraction has, among other things, resulted in the decline in our sale of drilling motors and related parts and sockets during the fourth quarter. However, the decline in Hy-Tech’s ATP revenue was partially offset by an increase in sales of ATSCO products this quarter compared to the fourth quarter of 2014. The Hy-Tech Machine revenue declined this quarter compared to the same period a year ago, due primarily to lower than normal level of orders from its customers in the specialty manufacturing, mine safety and railroad markets. With respect to Hy-Tech’s Major customer, we believe their decision to source internally, certain pneumatic impact wrenches, has contributed in part to the decline in revenue.

With respect to the full year 2015, the increase in ATP revenue, compared to the full year 2014, is primarily attributable to ATSCO product sales, partially offset by declines in revenue of non-ATSCO tools and parts, drilling motors and parts, as well as sockets. As discussed earlier, we believe, among other factors, that the reduction in oil and gas exploration and extraction has, throughout 2015, negatively impacted Hy-Tech’s overall revenue, most notably its ATP product line. According to information issued by Baker Hughes, a leading oil field services company, the total number of rotary rigs operating in the United States is 698, down from 1,811, or a 61.5% decline from one year ago. Until such time as major exploration and related activity levels return to recent historic levels, it is difficult to predict when this sector of the ATP category will improve. As such, Hy-Tech intends to continue to pursue alternate markets and customers, with added focus on its ATSCO products and other pneumatic tool markets. In line with the aforementioned, its Hy-Tech Machine’s 2015 revenue improved more than 21%, when compared to full-year 2104. Despite a weaker fourth quarter of 2015, this product category improved its revenue this year compared to the prior year, due mainly to stronger demand from the markets and customers it serves. Lastly, revenue from Hy-Tech’s Major customer during full-year 2015 declined when compared to full-year 2014, as we believe this decline is due in part to their decision to source internally, certain pneumatic impact wrenches.

Hardware

NOTE: Effective February 11, 2016, P&F sold Nationwide Industries, Inc.

	Three months ended December 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$2,931,000	75.8%	$2,767,000	78.2%	$164,000	5.9%
OEM	526,000	13.6	411,000	11.6	115,000	28.0
Patio	410,000	10.6	360,000	10.2	50,000	13.9
Total	$3,867,000	100.0%	$3,538,000	100.0%	$329,000	9.3%

	Year ended December 31,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$17,265,000	80.7%	$15,551,000	82.2%	$1,714,000	11.0%
OEM	2,351,000	11.0	1,750,000	9.2	601,000	34.3
Patio	1,774,000	8.3	1,620,000	8.6	154,000	9.5
Total	$21,390,000	100.0%	$18,921,000	100.0%	$2,469,000	13.0%

Fence and gate hardware continued to be Nationwide’s primary product line, accounting for 75.8% of its fourth quarter of 2015 revenue. Key drivers that impact Nationwide’s revenue are: (i) housing starts and (ii) renovation and remodeling. The increase in Nationwide’s OEM products revenue is driven primarily by the addition of a new, lower margin customer that purchases pneumatic storm door closure kits. The increase in Patio revenue is due primarily to increased activity in the sale of foreclosed home units occurring principally in Florida.

As previously discussed, Nationwide’s growth is driven by, among other factors, the housing and remodeling markets. As such, its increase in total revenue during 2015, compared to 2014, is due primarily to an increase in both the number of housing starts and consumer spending in the remodeling and renovation sectors. According to the U.S. Census Bureau data released in January 2016, relating to 2015, new privately-owned housing starts were at a seasonally adjusted annual rate of 1,149,000, or 6.4% above the December 2014 rate of 1,080,000. We believe that Nationwide’s revenue growth was due primarily to its continued product development and expanded salesforce in the United States, with improved sales to overseas customers, as well. The 34.3% increase in its OEM product line revenue is primarily due to Nationwide obtaining a new, low margin customer that purchases pneumatic storm door closing kits. Patio revenue during the full-year 2015 increased when compared to the same period in 2014, due primarily to an improved home repair market in the Southeastern portion of the United States, and improved inventory / service levels.

GROSS MARGIN

Consolidated

	Three months ended December 31,		Increase (decrease)
	2015	2014	Amount		%
Florida Pneumatic	$3,616,000	$3,686,000	$(70,000)		(1.9)%
As percent of respective revenue	35.8%	35.9%	(0.1	) % pts
Hy-Tech	$1,106,000	$1,768,000	$(662,000)		(37.4)
As percent of respective revenue	30.0%	43.3%	(13.3	) % pts
Total Tools	$4,722,000	$5,454,000	$(732,000)		(13.4)
As percent of respective revenue	34.3%	38.0%	(3.7	) % pts
Hardware	$1,403,000	$1,261,000	$142,000		11.3
As percent of respective revenue	36.3%	35.6%	0.7	% pts
Consolidated	$6,125,000	$6,715,000	$(590,000)		(8.8)
As percent of respective revenue	34.7%	37.5%	(2.8	) % pts

	Year Ended December 31,		Increase (decrease)
	2015	2014	Amount		%
Florida Pneumatic	$15,675,000	$13,676,000	$1,999,000		14.6%
As percent of respective revenue	35.6%	33.7%	1.9	% pts
Hy-Tech	$6,007,000	$6,342,000	$(335,000)		(5.3)
As percent of respective revenue	37.0%	40.9%	(3.9	) % pts
Tools	$21,682,000	$20,018,000	$1,664,000		8.3
As percent of respective revenue	35.9%	35.7%	0.2	% pts
Hardware	$8,246,000	$7,363,000	$883,000		12.0
As percent of respective revenue	38.6%	38.9%	(0.3	) % pts
Consolidated	$29,928,000	$27,381,000	$2,547,000		9.3
As percent of respective revenue	36.6%	36.5%	0.1	% pts

Tools

Florida Pneumatic’s Gross margin for the fourth quarter 2015 was essentially the same as the fourth quarter of 2014. Significant factors contributing to the decline in Hy-Tech’s fourth quarter 2015 gross margin, compared to a year ago are: (i) lower machine hours, which negatively impacted its overhead absorption, (ii) lower sales of its higher margin drilling motors and related parts, which was driven by the on-going weakness in the oil and gas exploration and extraction sector, and (iii) its decision to manufacture certain products, deliverable to a key customer, originally committed to by the former ATSCO company, which currently generate little to no gross margin. Hy-Tech is currently in the process of attempting to redesign these tools, such that any future sale of these products should generate improved gross margins.

Florida Pneumatic’s 2015 gross margin improved 1.9 percentage points over the same period in the prior year due primarily to $6.3 million of higher Automotive revenue, which generate slightly higher gross margins than Florida Pneumatic’s historical average. However, this improvement was somewhat offset by slight gross margin declines in its Retail and Industrial/catalog product lines, due primarily to product and/or customer mix. Similar to the fourth quarter of 2015, Hy-Tech’s overall 2015 gross margin declined, compared to 2014. The oil and gas sector, which has been in decline for much of 2015, had a material negative impact on Hy-Tech’s 2015 gross margin. We believe that due to the weakness in the oil and gas sector, there was a decline in sales of its higher gross margin products, such as drilling motors and related parts and accessories. As discussed above, its decision to produce certain products for a key customer has negatively affected its 2015 gross margins. Lastly, as the manufacturing of the acquired ATSCO product line becomes more efficient, we anticipate that gross margins should improve, however, it is difficult to predict if or when the entire suite can be produced at gross margins similar to the gross margin Hy-Tech had generated in prior years.

Hardware

Nationwide’s fourth quarter 2015 gross margin improved slightly, 0.7 percentage points, when compared to the same period a year ago. Fence and gate hardware generate the highest gross margins, followed by OEM, then Patio. Contributing factors to this improvement included, among other things: (i) a strong product mix within its Fence and gate hardware line, notably an increase over the prior year sales of specialty products, which tend to generate higher margin. However, 2015 Fence and gate hardware gross margins were partially offset by pricing pressure throughout 2015 impacting its Patio product line gross margins, as well as its decision to service a new, low margin OEM customer.

Significant factors contributing to Nationwide’s slight decline (0.3 percentage points) in its 2015 gross margins, compared to the same period in the prior year are new, lower gross margin OEM revenue and increased competitive pricing pressure. However, introduction of new products have partially mitigated this pressure.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include, among other things, all compensation plus employee benefits and related costs, administrative facilities, communications, variable costs, promotional expenses for our direct sales and marketing staff, legal, accounting and other professional fees, as well as amortization and depreciation and general corporate overhead and engineering expenses. 2014 SG&A includes costs incurred in connection with the three acquisitions consummated during that year.

During the fourth quarter of 2015, our SG&A was $5,459,000 or 31.0% of revenue, down from $5,843,000, or 32.6% of revenue during the same three-month period in 2014. Significant items contributing to this reduction include: (i) incremental variable costs and expenses, which include such things as commissions, warranty costs, freight out and advertising/promotional fees, decreased by $274,000 during the fourth quarter of 2015, compared to the same period in the prior year, and (ii) compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits declined $142,000, when comparing the fourth quarter of 2015 to the same period in the prior year. The primary component of this reduction is lower consolidated performance-based bonus incentives for the three-month period ended December 31, 2015, compared to the same period in 2014. In 2014, we recorded a benefit or reduction of $87,000, as we settled a matter with the U.S. Customs, which originated in 2012, whereas no such credit occurred in the fourth quarter of 2015.

Our SG&A incurred for the full year 2015, was $23,969,000, or 29.3% of revenue, compared to $23,064,000, or 30.7% of revenue in 2014. Primarily the result of the three acquisitions completed in 2014, our depreciation and amortization increased by $593,000 and our compensation expenses reflected a net increase of $433,000, with base salaries increasing, primarily due to the acquisitions partially offset by lower performance–based bonus incentives. Other factors include an increase in bad debt expenses of $156,000, due primarily to reduction adjustments made during the second quarter of 2014, which lowered our 2014 bad debt expense. Lastly, our professional fees and transaction expenses, in the aggregate declined $427,000, and our non-cash, stock-based compensation declined by $126,000.

INTEREST

The decrease in fourth quarter interest expense applicable to our short-term, or revolver borrowings is due primarily to the reduction of the revolver balance, which in turn was due primarily to lower borrowings and greater cash flows, compared to the fourth quarter of 2014. With respect to the decline of Term loan interest, in connection with the ATSCO acquisition in August 2014, we borrowed $3,000,000 from our bank. This borrowing was to be repaid in 36 consecutive monthly payments of $83,000, with an additional mandatory repayment each year equal to 50% of our excess cash flow pursuant to our loan agreement for such year, if any. As the result of computing the excess cash flow for the year 2014, in April 2015, we repaid the balance of this borrowing, which was approximately $2.4 million from funds available in our revolver. As a result, while there was Term loan interest expense incurred during the fourth quarter of 2014, there was no Term loan interest expense in the fourth quarter of 2015. Additionally, included in our interest expense is amortization expense of debt financing costs.

The average balance of short-term borrowings during the fourth quarter of 2015 was $10,883,000, compared to $15,072,000 during the same period in 2014. The average balance of short-term borrowings during 2015 was $13,818,000, compared to $7,436,000 during 2014.

The increase in interest incurred on our short-term borrowings during 2015, compared to 2014, is primarily due to the financing of the three acquisitions completed during the third quarter of 2014. However, we believe it is likely that, subject to major increases in the LIBOR or Base Rates charged by our bank or a major use of funds, interest expense incurred on our short-term borrowings should continue to decline. Interest expense incurred during 2015 on our long-term borrowings declined due primarily to the payment in full of the $3,000,000 term loan discussed above. Lastly, amortization expense of debt financing costs increased primarily due to an amendment to our credit facility with our bank, which was entered into in August of 2014 and in place for the full year of 2015.

Interest expense attributable to:	Three months ended December 31,		Increase (Decrease)
	2015	2014	Amount	%
Short-term borrowings	$65,000	$94,000	$(29,000)	(30.9)%
Term loans, including Capital Expenditure Term Loans	56,000	83,000	(27,000)	(32.5)
Amortization expense of debt financing costs	28,000	28,000	---	---

Total	$149,000	$205,000	$(56,000)	(27.3)%

Interest expense attributable to:	Year Ended December 31,		Increase (Decrease)
	2015	2014	Amount	%
Short-term borrowings	$357,000	$172,000	$185,000	107.6%
Term loans, including Capital Expenditure Term Loans	247,000	274,000	(27,000)	(9.9)
Amortization expense of debt financing costs	111,000	94,000	17,000	18.1

Total	$715,000	$540,000	$175,000	32.4%

OTHER INCOME

In connection with the UAT acquisition, there was the possibility that we could pay as additional consideration to the former shareholders of UAT (the “Sellers”) up to a maximum of £250,000 (“contingent consideration”), should UAT’s net earnings, during the period from date of acquisition, July 29, 2014 through the first anniversary date, July 29, 2015, after adjusting for among other things, interest, taxes, depreciation and amortization (“adjusted net income”) exceed a minimum threshold. At the time of the acquisition we believed, based on a range of possible outcomes that it was more likely than not, that UAT would achieve the amount of adjusted net income that would entitle the Sellers to the maximum amount and, accordingly recorded in July 2014, a $425,000 obligation as contingent consideration (£250,000 at the then foreign exchange rate). Based upon projected results, at June 30, 2015, we adjusted the estimated contingent consideration payable to the Sellers to $224,000. Subsequently, we and the Sellers agreed that the contingent consideration payable to the Sellers was £193,435, or approximately $299,000, which was paid to the Sellers in October 2015. As a result of finalizing the contingent consideration payable to the Sellers we recognized $126,000 as Other income 2015.

INCOME TAX EXPENSE

The effective tax rates for the years ended December 31, 2015 and 2014, respectively, were 34.0% and 44.9%, respectively.  The primary factors affecting the 2015 effective tax rate were nondeductible expenses, reversal of liability for contingent purchase price, and state income taxes. The primary factors affecting the 2014 effective tax rate were nondeductible expenses, reversal of liabilities of deconsolidated subsidiary and state income taxes.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, March 29, 2016, at 11:00 A.M., Eastern Time, to discuss its results for the full year ended December 31, 2015. Investors and other interested parties can listen to the call by dialing 888-430-8705. A replay of the call will also be available on the Company’s web-site beginning on or about March 30, 2016.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, manufacturers and or imports air-powered tools and accessories sold principally to the retail, industrial and automotive markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

SAFE HARBOR STATEMENT

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, automotive, and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Joseph A. Molino, Jr.

Chief Financial and Chief Operating Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	December 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets
Cash	$927	$1,011
Accounts receivable - net	9,722	9,547
Inventories	23,994	24,335
Deferred income taxes - net	1,131	1,149
Prepaid expenses and other current assets	1,124	1,529

Total current assets	36,898	37,571

Net property and equipment	10,240	10,592
Goodwill	12,027	11,980
Other intangible assets - net	11,110	12,437
Other assets – net	303	514
Total assets	$70,578	$73,094

Liabilities and Shareholders’ Equity
Short-term borrowings	$9,623	$11,817
Accounts payable	3,556	3,160
Accrued liabilities, compensation and benefits	3,961	5,500
Current maturities of long-term debt	491	3,167

Total current liabilities	17,631	23,644

Long-term debt, less current maturities	6,000	6,493
Deferred tax liability - net	3,077	2,720
Other liabilities	228	246

Total liabilities	26,936	33,103

Total shareholders' equity	43,642	39,991

Total liabilities and shareholders' equity	$70,578	$73,094

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

In Thousands $	Years ended December 31,
	2015	2014
	(Unaudited)	(Audited)

Net revenue	$81,702	$75,035
Cost of sales	51,774	47,654
Gross profit	29,928	27,381
Selling, general and administrative expenses	23,969	23,064
Operating income	5,959	4,317
Other income	(126)	---
Interest expense	715	540
Income before income taxes	5,370	3,777
Income tax expense	1,826	1,697
Net income	$3,544	$2,080

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND

AMORTIZATION (EBITDA)

In Thousands $	For the Three Months Ended December 31,
	2015	2014
Net Income	$401	$230
Add:
Depreciation and amortization	765	771
Interest expense	149	205
Provision for income taxes	116	437

EBITDA (1)	$1,431	$1,643

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND

AMORTIZATION (EBITDA)

In Thousands $	For the Year Ended December 31,
	2015	2014
Net Income	$3,544	$2,080
Add:
Depreciation and amortization	3,015	2,269
Interest expense	715	540
Provision for income taxes	1,826	1,697

EBITDA (1)	$9,100	$6,586

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the impact of the acquisitions on the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.